Exhibit 99.1

November 17, 2011

Greg L. Armstrong

Chairman and Chief Executive Officer

Plains All American Pipeline, L.P.

333 Clay Street, Suite 1600

Houston, Texas 77002

Dear Mr. Armstrong:

The Board of Directors of SemGroup Corporation has reviewed your letter dated November 16, 2011, which simply reiterates Plains All American Pipeline, L.P.’s unsolicited proposal to acquire all of the issued and outstanding Class A and Class B common stock of SemGroup for $24.00 per share in cash. As we explained in our letter of October 19, 2011, the SemGroup Board carefully reviewed Plains’ unsolicited proposal with the assistance of its financial and legal advisors and determined that it substantially undervalues SemGroup and its future prospects.

The SemGroup Board continues to believe that your current proposal is opportunistic and fails to adequately reflect SemGroup’s bright prospects for stockholder value creation. We take our fiduciary duties very seriously and will consider any bona fide acquisition proposal or other transaction that reflects the full and fair value of SemGroup’s current business and future prospects. However, it continues to be the unanimous view of the Board that your current proposal does not provide any reasonable basis from which to begin discussions or negotiations. Reiterating an inadequate value does not make it attractive nor does it provide a reason to engage with Plains.

SemGroup’s Board and management team are enthusiastic about SemGroup’s prospects and are confident of achieving stockholder returns in excess of what can be derived from Plains’ unsolicited proposal. We believe that SemGroup is well positioned to continue to grow its business in its key operating areas and believe that our long-term strategic plan will deliver substantial value to our stockholders.

As discussed on our third quarter earnings announcement and conference call earlier this week, we have made significant operational improvements and clear progress towards optimizing our corporate structure and asset mix to position our company to participate in growth opportunities in the oil and natural gas production markets. We continued to increase capacity and utilization across our assets, including a 56% increase in White Cliffs Pipeline volumes, an increase in SemCrude Cushing leased storage capacity and a 39% increase in SemGas volumes over the prior year, resulting in increased revenue. In addition, as you recognized, we are evaluating potential projects within the footprint of our existing assets to deploy $350 million to $500 million in 2012-2013 at highly attractive EBITDA multiples that we believe will be beneficial to our stockholders. We are confident that the strong, long-term fundamentals in both crude oil and natural gas will result in more infrastructure needs, and SemGroup is well positioned to participate in this growth.

We remain committed to building stockholder value, and we believe that our strategy of growing our business organically in its key operating areas will deliver substantially greater value to SemGroup stockholders than Plains’ proposal.

Sincerely,

Norman Szydlowski Chief Executive Officer	John F. Chlebowski Chairman of the Board

SemGroup Corporation

6120 South Yale Avenue, Suite 700 | Tulsa, OK 74136-4216 | Tel: 918.524.8100 | Fax: 918.524.8290 | www.semgroupcorp.com